Exhibit 99.1

YETI Reports Third Quarter 2022 Results
Net Sales Increased 20%
Maintains and Narrows 2022 Outlook

Austin, Texas, November 10, 2022 – YETI Holdings, Inc. (“YETI”) (NYSE: YETI) today announced its financial results for the third quarter ended October 1, 2022.

YETI reports its financial performance in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and as adjusted on a non-GAAP basis. Please see “Non-GAAP Financial Measures,” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and reconciliations of the non-GAAP financial measures to the most comparable GAAP financial measures.

Matt Reintjes, President and Chief Executive Officer, commented, “We are very pleased with our stronger than expected 20% growth in the third quarter, which highlights the strength and diversity of our omni-channel distribution strategy. This performance included balanced sell-in and sell-through at wholesale, solid customer retention and new customer acquisition growth in our direct channel, and a strong contribution from our international expansion. Similar to prior quarters, our margin performance remained challenged given lingering supply chain disruptions, though as previously indicated, many of these pressures are showing signs of relief. We continue to expect that these improvements will primarily benefit our results in 2023.”

Mr. Reintjes continued, “As we enter the holiday season, we believe we are well positioned to win with consumers by leveraging our strong brand and innovative product portfolio. Our approach to winning the fourth quarter gifting occasions remains focused on what we do best—driving the desire for both the brand and product. To do this, we will build upon recent launches across coolers and drinkware products, expand engagement opportunities through our marketing channels, and drive relevant messaging that highlights the value and versatility of YETI products.”

For the Three Months Ended October 1, 2022

Sales increased 20% to $433.6 million, compared to $362.6 million during the same period last year.

•Direct-to-consumer (“DTC”) channel sales increased 15% to $227.4 million, compared to $197.1 million in the prior year quarter, led by strong performance in Drinkware. The DTC channel represented 52% of sales, compared to 54% in the prior year period.
•Wholesale channel sales increased 25% to $206.2 million, compared to $165.5 million in the same period last year, driven by Coolers & Equipment.
•Drinkware sales increased 17% to $239.0 million, compared to $205.0 million in the prior year quarter, primarily driven by the continued expansion of our Drinkware product offerings, including the introduction of new colorways and sizes, and strong demand for customization.
•Coolers & Equipment sales increased 25% to $185.7 million, compared to $149.0 million in the same period last year, driven by strong performance in soft coolers, bags and hard coolers.

Gross profit increased 7% to $222.4 million, or 51.3% of sales, compared to $207.0 million, or 57.1% of sales, in the third quarter of 2021. The 580 basis point decrease in gross margin was primarily driven by higher inbound freight, higher product costs and the unfavorable impact of foreign currency exchange rates, partially offset by price increases.

Selling, general, and administrative (“SG&A”) expenses increased 11% to $153.9 million, compared to $138.3 million in the third quarter of 2021. As a percentage of sales, SG&A expenses decreased 260 basis points to 35.5% from 38.1% in the prior year period, primarily driven by non-variable expense leverage on higher sales, partially offset by higher variable expenses driven by higher distribution and logistics costs.

Operating income decreased slightly to $68.5 million, or 15.8% of sales, compared to $68.7 million, or 19.0% of sales during the prior year quarter.

Adjusted operating income decreased 1% to $73.3 million, or 16.9% of sales, compared to $74.2 million, or 20.5% of sales during the same period last year.

Other expense increased to $7.3 million compared to $1.2 million in the third quarter of 2021, primarily due to foreign currency losses related to intercompany balances.

Net income decreased 14% to $45.5 million, or 10.5% of sales, compared to $53.0 million, or 14.6% of sales in the prior year quarter; Net income per diluted share decreased 13% to $0.52, compared to $0.60 per diluted share in the prior year quarter.

Adjusted net income decreased 6% to $54.7 million, or 12.6% of sales, compared to $58.0 million, or 16.0% of sales in the prior year quarter; Adjusted net income per diluted share decreased 3% to $0.63, compared to $0.65 per diluted share in the prior year quarter.

For the Nine Months Ended October 1, 2022

Sales increased 19% to $1,147.2 million, compared to $967.9 million in the prior year.

•DTC channel sales increased 17% to $608.2 million, compared to $520.8 million in the prior year period, driven by Drinkware. The DTC channel represented 53% of sales, compared to 54% in the prior year period.
•Wholesale channel sales increased 21% to $539.0 million, compared to $447.1 million in the same period last year, primarily driven by Coolers & Equipment and Drinkware.
•Drinkware sales increased 17% to $639.1 million, compared to $546.8 million in the prior year period, due to the continued expansion of our Drinkware product offerings, including the introduction of new colorways and sizes, and strong demand for customization.
•Coolers & Equipment sales increased 20% to $482.0 million, compared to $400.3 million in the same period last year. The strong performance was driven by growth in bags, soft coolers, hard coolers and outdoor living products.

Gross profit increased 6% to $596.4 million, or 52.0% of sales, compared to $561.3 million, or 58.0% of sales in the prior year. The 600 basis point decrease in gross margin was primarily driven by higher inbound freight, higher product costs and the unfavorable impact of foreign currency exchange rates, partially offset by price increases.

Selling, general, and administrative expenses increased 12% to $426.3 million, compared to $380.1 million in the prior year. As a percentage of sales, SG&A expenses decreased 210 basis points to 37.2% from 39.3% in the prior year period, primarily driven by non-variable expense leverage on higher sales, partially offset by higher variable expenses driven by higher distribution and logistics costs.

Operating income decreased 6% to $170.1 million, or 14.8% of sales, compared to $181.2 million, or 18.7% of sales during the prior year.

Adjusted operating income decreased 5% to $185.2 million, or 16.1% of sales, compared to $195.4 million, or 20.2% of sales during the same period last year.

Other expense increased to $12.2 million compared to $2.5 million in the third quarter of 2021, primarily due to foreign currency losses related to intercompany balances.

Net income decreased 16% to $117.4 million, or 10.2% of sales, compared to $139.7 million, or 14.4% of sales in the prior year; Net income per diluted share decreased 15% to $1.35, compared to $1.58 per diluted share in the prior year.

Adjusted net income decreased 9% to $138.0 million, or 12.0% of sales, compared to $152.3 million, or 15.7% of sales in the prior year period; Adjusted net income per diluted share decreased 8% to $1.58, compared to $1.72 per diluted share in the same period last year.

Balance Sheet and Other Highlights

Cash decreased to $77.8 million, compared to $259.3 million at the end of the third quarter of 2021. During the first quarter of 2022, YETI initiated and completed its previously announced $100.0 million share repurchase program by repurchasing 1.7 million shares.

Inventory increased 65% to $439.4 million, compared to $266.0 million at the end of the prior year quarter. The year-over-year increase was primarily driven by higher freight costs, the mix of our inventory shifting to coolers & equipment units from drinkware, and total inventory unit growth of 17% across both coolers & equipment and drinkware. On a sequential basis, total inventory declined approximately $50 million or 10%.

Total debt, excluding finance leases and unamortized deferred financing fees, was $95.6 million, compared to $118.1 million at the end of the third quarter of 2021. During the first nine months of 2022, YETI made mandatory debt payments of $16.9 million.

Fiscal 2022 Outlook

Mr. Reintjes concluded, “We are maintaining and narrowing our Fiscal 2022 outlook, with all components remaining within our previous outlook. We expect full year 2022 sales growth of 16%, as our expectations for the second half of the year have not changed. This growth incorporates the strength of our third quarter performance, which did see an increase in wholesale orders that were backed by continued strong sell-through and the channel’s effort to reach more optimal inventory levels earlier than we would normally see ahead of the holiday season. Our sales growth outlook for the year takes this into consideration, as well as a prudently cautious position for the fourth quarter. We also expect our adjusted operating margin to come in at approximately 17%, which is reflective of the supply chain cost challenges and our continued focus on balancing growth across our channels and categories. We remain confident in our ability to drive brand and product momentum, build out a great team, and strengthen an already sound balance sheet, as we look forward into the fourth quarter of 2022, Fiscal 2023, and beyond.”

For Fiscal 2022, YETI expects:

•Sales are expected to increase approximately 16%;
•Operating income as a percentage of sales is expected to be approximately 16% and operating income is expected to decrease approximately 6%;
•Adjusted operating income as a percentage of sales is expected to be approximately 17% and adjusted operating income is expected to decrease approximately 6%;
•The effective tax rate is expected to be approximately 24.6% (compared to 20.8% in the prior year period);
•Adjusted net income per diluted share is expected to be approximately $2.36, reflecting a 9% decrease;
•Diluted weighted average shares outstanding is expected to be 87.3 million; and
•Capital expenditures are now expected to be approximately $50 million (versus the previous outlook of approximately $60 million) primarily to support investments in technology and new product innovation and launches.

Conference Call Details
A conference call to discuss the third quarter of 2022 financial results is scheduled for today, November 10, 2022, at 8:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 844-825-9789 (international callers, please dial 412-317-5180) approximately 10 minutes prior to the start of the call. The accompanying access code for this call is 10172096. A live audio webcast of the conference call will be available online at http://investors.yeti.com. A replay will be available through November 24, 2022 by dialing 844-512-2921 (international callers, 412-317-6671).

About YETI Holdings, Inc.
Headquartered in Austin, Texas, YETI is a global designer, retailer, and distributor of innovative outdoor products. From coolers and drinkware to bags and apparel, YETI products are built to meet the unique and varying needs of diverse outdoor pursuits, whether in the remote wilderness, at the beach, or anywhere life takes you. By consistently delivering high-performing, exceptional products, we have built a strong following of brand loyalists throughout the world, ranging from serious outdoor enthusiasts to individuals who simply value products of uncompromising quality and design. We have an unwavering commitment to outdoor and recreation communities, and we are relentless in our pursuit of building superior products for people to confidently enjoy life outdoors and beyond. For more information, please visit www.YETI.com.

Non-GAAP Financial Measures
In addition to our results determined in accordance with GAAP, we supplement our results with non-GAAP financial measures, including adjusted operating income, adjusted net income, adjusted net income per diluted share as well as adjusted operating income and adjusted net income as a percentage of net sales. Our management uses these non-GAAP financial measures in conjunction with GAAP financial measures to measure our profitability and to evaluate our financial performance. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the underlying operating performance of our business and are appropriate to enhance an overall understanding of our financial performance. These non-GAAP financial measures have limitations as analytical tools in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. Because of these limitations, these non-GAAP financial measures should be considered along with GAAP financial performance measures. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures. A reconciliation of the non-GAAP financial measures to such GAAP measures can be found below.

YETI does not provide a reconciliation of forward-looking adjusted net income to GAAP net income because such reconciliation is not available without unreasonable efforts. This is due to the inherent difficulty in forecasting with reasonable certainty certain amounts that are necessary for such reconciliation, including in particular realized and unrealized foreign currency gains and losses reported within other expense. For the same reasons, we are unable to forecast with reasonable certainty all deductions and additions needed in order to provide a forward-looking GAAP net income at this time. The amount of these deductions and additions may be material and, therefore, could result in forward-looking GAAP net income being materially different or less than forward-looking adjusted net income. See “Forward-looking statements” below.

Revised Non-GAAP Financial Measures Beginning in the Second Quarter of Fiscal 2022
Beginning in the second quarter of Fiscal 2022, we began excluding other expense from our calculation of certain non-GAAP financial measures. This change has been applied retrospectively to all periods presented. This revision is intended to align with how management evaluates the underlying operating performance of the business. Unless otherwise noted, other expense substantially consists of realized and unrealized foreign currency gains and losses on intercompany balances that arise in the ordinary course of business.

YETI has recast its historical non-GAAP financial measures to conform to the revised definitions on its investor relations website at http://investors.yeti.com.

Forward-looking statements
This press release contains ‘‘forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements. Forward-looking statements include statements containing words such as “anticipate,” “assume,” “believe,” “can have,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “likely,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “would,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events. For example, all statements relating to demand conditions, pricing conditions, expected sales levels, and our expectations for opportunity or growth, including those set forth in the quotes from YETI’s President and CEO, and the updated Fiscal 2022 financial outlook provided herein, constitute forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that are expected and, therefore, you should not unduly rely on such statements. The risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include but are not limited to: (i) weakening economic conditions or consumer confidence in future economic conditions, including as a result of the COVID-19 pandemic, the ongoing conflict in Ukraine, and inflationary conditions resulting in rising prices; (ii) our ability to maintain and strengthen our brand and generate and maintain ongoing demand for our products; (iii) our ability to successfully design, develop and market new products; (iv) our ability to effectively manage our growth; (v) our ability to expand into additional consumer markets, and our success in doing so; (vi) the success of our international expansion plans; (vii) our ability to compete effectively in the outdoor and recreation market and protect our brand; (viii) the level of customer spending for our products, which is sensitive to general economic conditions and other factors; (ix) problems with, or loss of, our third-party contract manufacturers and suppliers, or an inability to obtain raw materials; (x) fluctuations in the cost and availability of raw materials, equipment, labor, and transportation and subsequent manufacturing delays or increased costs; (xi) our ability to accurately forecast demand for our products and our results of operations; (xii) our relationships with our national, regional, and independent retail partners, who account for a significant portion of our sales; (xiii) the impact of natural disasters and failures of our information technology on our operations and the operations of our manufacturing partners; (xiv) our ability to attract and retain skilled personnel and senior management, and to maintain the continued efforts of our management and key employees; and (xv) the impact of our indebtedness on our ability to invest in the ongoing needs of our business. For a more extensive list of factors that could materially affect our results, you should read our filings with the United States Securities and Exchange Commission (the “SEC”), including our Quarterly Report on Form 10-Q for the three months ended July 2, 2022, as such filings may be amended, supplemented or superseded from time to time by other reports YETI files with the SEC.

These forward-looking statements are made based upon detailed assumptions and reflect management’s current expectations and beliefs. While YETI believes that these assumptions underlying the forward-looking statements are reasonable, YETI cautions that it is very difficult to predict the impact of known factors, and it is impossible for YETI to anticipate all factors that could affect actual results.

The forward-looking statements included here are made only as of the date hereof. YETI undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law. Many of the foregoing risks and uncertainties may be exacerbated by the global business and economic environment, including the effects of the COVID-19 pandemic and the ongoing conflict in Ukraine.

Investor Relations Contact:
Tom Shaw, 512-271-6332
Investor.relations@yeti.com

Media Contact:
YETI Holdings, Inc. Media Hotline
Media@yeti.com
* * * * *

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Net sales	$433,556	$362,643	$1,147,226	$967,864
Cost of goods sold(1)	211,149	155,640	550,860	406,560
Gross profit	222,407	207,003	596,366	561,304
Selling, general, and administrative expenses	153,940	138,274	426,263	380,101
Operating income	68,467	68,729	170,103	181,203
Interest expense	(1,495)	(833)	(3,221)	(2,519)
Other expense	(7,281)	(1,239)	(12,202)	(2,492)
Income before income taxes	59,691	66,657	154,680	176,192
Income tax expense	(14,171)	(13,690)	(37,249)	(36,471)
Net income	$45,520	$52,967	$117,431	$139,721

Net income per share
Basic	$0.53	$0.61	$1.36	$1.60
Diluted	$0.52	$0.60	$1.35	$1.58

Weighted-average common shares outstanding
Basic	86,208	87,526	86,580	87,343
Diluted	86,831	88,750	87,305	88,636
_________________________
(1) Includes $6.4 million of inbound freight expense related to an out-of-period adjustment for the nine months ended October 1, 2022.

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except per share amounts)

	October 1, 2022	January 1, 2022	October 2, 2021
ASSETS
Current assets
Cash	$77,763	$312,189	$259,317
Accounts receivable, net	93,898	109,530	83,267
Inventory	439,443	318,864	265,974
Prepaid expenses and other current assets	33,564	29,584	23,640
Total current assets	644,668	770,167	632,198
Property and equipment, net	128,361	119,044	108,739
Operating lease right-of-use assets	55,348	54,971	54,270
Goodwill	54,293	54,293	54,293
Intangible assets, net	98,142	95,314	94,074
Other assets	2,414	2,575	1,934
Total assets	$983,226	$1,096,364	$945,508

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$122,813	$191,319	$166,080
Accrued expenses and other current liabilities	107,003	132,309	96,857
Taxes payable	7,584	14,514	6,869
Accrued payroll and related costs	3,240	30,844	24,513
Operating lease liabilities	10,580	10,167	11,008
Current maturities of long-term debt	24,411	24,560	24,548
Total current liabilities	275,631	403,713	329,875
Long-term debt, net of current portion	77,756	95,741	101,723
Operating lease liabilities, non-current	55,764	55,940	54,043
Other liabilities	23,414	23,147	20,227
Total liabilities	432,565	578,541	505,868

Commitments and contingencies

Stockholders’ Equity
Common stock	879	877	876
Treasury stock, at cost	(100,025)	—	—
Additional paid-in capital	351,033	337,735	332,299
Retained earnings	296,289	178,858	105,977
Accumulated other comprehensive income	2,485	353	488
Total stockholders’ equity	550,661	517,823	439,640
Total liabilities and stockholders’ equity	$983,226	$1,096,364	$945,508

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands, except per share amounts)

	Nine Months Ended
	October 1, 2022	October 2, 2021
Cash Flows from Operating Activities:
Net income	$117,431	$139,721
Adjustments to reconcile net income to cash (used in) provided by operating activities:
Depreciation and amortization	28,504	23,440
Amortization of deferred financing fees	458	516
Stock-based compensation	14,883	11,339
Deferred income taxes	(1,138)	3,764
Impairment of long-lived assets	181	2,331
Other	10,215	3,213
Changes in operating assets and liabilities:
Accounts receivable	14,679	(18,769)
Inventory	(127,362)	(126,381)
Other current assets	(2,944)	(5,206)
Accounts payable and accrued expenses	(121,515)	48,184
Taxes payable	(6,773)	(11,441)
Other	1,166	2,488
Net cash (used in) provided by operating activities	(72,215)	73,199
Cash Flows from Investing Activities:
Purchases of property and equipment	(32,493)	(41,159)
Additions of intangibles, net	(7,924)	(6,749)
Net cash used in investing activities	(40,417)	(47,908)
Cash Flows from Financing Activities:
Repayments of long-term debt	(16,875)	(16,875)
Taxes paid in connection with employee stock transactions	(1,861)	(3,507)
Proceeds from employee stock transactions	278	2,794
Finance lease principal payment	(1,730)	(600)
Repurchase of common stock	(100,025)	—
Net cash used in financing activities	(120,213)	(18,188)
Effect of exchange rate changes on cash	(1,581)	(1,069)
Net (decrease) increase in cash	(234,426)	6,034
Cash, beginning of period	312,189	253,283
Cash, end of period	$77,763	$259,317

YETI HOLDINGS, INC.
SELECTED FINANCIAL DATA
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited) (In thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	October 1, 2022	October 2, 2021(1)	October 1, 2022	October 2, 2021(1)
Operating income	$68,467	$68,729	$170,103	$181,203
Adjustments:
Non-cash stock-based compensation expense(2)	4,662	3,824	14,883	11,339
Long-lived asset impairment(2)	181	1,189	181	2,331
Business optimization expense(2)(3)	—	479	—	479
Adjusted operating income	$73,310	$74,221	$185,167	$195,352

Net income	$45,520	$52,967	$117,431	$139,721
Adjustments:
Non-cash stock-based compensation expense(2)	4,662	3,824	14,883	11,339
Long-lived asset impairment(2)	181	1,189	181	2,331
Other expense(4)	7,281	1,239	12,202	2,492
Business optimization expense(2)(3)	—	479	—	479
Tax impact of adjusting items(5)	(2,970)	(1,649)	(6,680)	(4,077)
Adjusted net income	$54,674	$58,049	$138,017	$152,285

Net sales	$433,556	$362,643	$1,147,226	$967,864
Operating income as a % of net sales	15.8%	19.0%	14.8%	18.7%
Adjusted operating income as a % of net sales	16.9%	20.5%	16.1%	20.2%
Net income as a % of net sales	10.5%	14.6%	10.2%	14.4%
Adjusted net income as a % of net sales	12.6%	16.0%	12.0%	15.7%

Net income per diluted share	$0.52	$0.60	$1.35	$1.58
Adjusted net income per diluted share	$0.63	$0.65	$1.58	$1.72
Weighted average common shares outstanding - diluted	86,831	88,750	87,305	88,636
_________________________
(1)Effective July 2, 2022, the Company began excluding Other expense from non-GAAP results. This change has been applied retrospectively to all periods presented.
(2)These costs are reported in SG&A expenses.
(3)Represents start-up costs, transition and integration charges associated with our new distribution facility in Memphis, Tennessee, and costs to exit our distribution facility in Dallas, Texas.
(4)Other expense substantially consists of realized and unrealized foreign currency gains and losses on intercompany balances that arise in the ordinary course of business.
(5)Represents the tax impact of adjustments calculated at an expected statutory tax rate of 24.5% for both the three months ended October 1, 2022 and October 2, 2021. For both the nine months ended October 1, 2022 and October 2, 2021, the tax rate used to calculate the tax impact of adjustments was 24.5%.

FISCAL 2022 OUTLOOK
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited)
(In thousands except per share amounts)

	Twelve Months Ended	Fiscal 2022 Outlook
	January 1, 2022
Operating income	$274,938	$259,012
Adjustments:
Non-cash stock-based compensation expense(1)	15,474	19,235
Long-lived asset impairment(1)	2,473	181
Business optimization expense(1)(2)	2,247	—
Adjusted operating income	$295,132	$278,428

Adjusted net income	$230,256	$206,454

Net sales	$1,410,989	$1,636,748
Operating income as a % of net sales	19.5%	15.8%
Adjusted operating income as a % of net sales	20.9%	17.0%
Adjusted net income as a % of net sales	16.3%	12.6%

Adjusted net income per diluted share	$2.60	$2.36
Weighted average common shares outstanding - diluted	88,666	87,300
_________________________
(1)These costs are reported in SG&A expenses.
(2)Represents start-up costs, transition and integration charges associated with our new distribution facility in Memphis, Tennessee, and costs to exit our distribution facility in Dallas, Texas.